UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Keith G. Minton
   403 West Fourth Street North
P.O. Box 39
   IA, Newton 50208
2. Issuer Name and Ticker or Trading Symbol
   Maytag Corporation (MYG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Hoover
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |19304              |D     |                           |
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Maytag ESOP Plan             |      |    |                  |   |           |2221.93            |I     |by ESOP Plan 1             |
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Maytag ESOP Plan             |      |    |                  |   |           |549.54             |I     |by Spouse ESOP 1           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Option (R|31.5625 |     |    |           |   |     |11/13|Common Stock|       |       |14000       |D  |            |
ight to buy)            |        |     |    |           |   |     |/2007|            |       |       |            |   |            |
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Employee Stock Option (R|46.3438 |     |    |           |   |     |08/27|Common Stock|       |       |10000       |D  |            |
ight to buy)            |        |     |    |           |   |     |/2008|            |       |       |            |   |            |
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Employee Stock Option (R|57.25   |     |    |           |   |     |02/12|Common Stock|       |       |2479        |D  |            |
ight to buy)            |        |     |    |           |   |     |/2009|            |       |       |            |   |            |
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Employee Stock Option (R|45.50   |     |    |           |   |     |11/11|Common Stock|       |       |17500       |D  |            |
ight to buy)            |        |     |    |           |   |     |/2009|            |       |       |            |   |            |
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Employee Stock Option (R|28.3750 |     |    |           |   |     |11/09|Common Stock|       |       |17500       |D  |            |
ight to buy)            |        |     |    |           |   |     |/2010|            |       |       |            |   |            |
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Employee Stock Option (R|28.83   |     |    |           |   |2    |11/07|Common Stock|       |       |17500       |D  |            |
ight to buy)            |        |     |    |           |   |     |/2011|            |       |       |            |   |            |
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Employee Stock Option (R|25.575  |     |    |           |   |3    |11/15|Common Stock|       |       |17500       |D  |            |
ight to buy)            |        |     |    |           |   |     |/2012|            |       |       |            |   |            |
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Deferred Compensation Pl|28.50   |     |    |           |   |4    |     |Common Stock|       |       |359         |I  |by Deferred |
an (phantom stock units)|        |     |    |           |   |     |     |            |       |       |            |   |Comp Plan   |
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Employee Stock Option (r|42.88   |     |    |           |   |     |02/12|Common Stock|       |       |1609        |D  |            |
ight to buy)            |        |     |    |           |   |     |/2008|            |       |       |            |   |            |
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
Explanation of Responses:
1. Based on account balance as of December 31, 2002.
2. This option has a three-tier vesting schedule; 1/3 vests 11/08/2002, 1/3 vests 11/08/2003 and final 1/3 vests 11/08/2004.
3. This option has a three-tier vesting schedule; 1/3 vests 11/15/2003, 1/3 vests 11/15/2004 and final 1/3 vests 11/15/2005.
4. Payable in cash upon retirement or other termination.
SIGNATURE OF REPORTING PERSON
Keith G. Minton